Exhibit 107

Calculation of Filing Fee Tables

FORM S-3 ASR

(Form Type)

NNN REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities (4)	456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
	Equity	Preferred Stock, $0.01 par value (4)		(1)	(1)	(1)	(3)	(3)
	Equity	Depositary Shares (4)		(1)	(1)	(1)	(3)	(3)
	Equity	Common Stock, $0.01 par value (4) (5)		(1)(2)	(1)	(1)	(3)	(3)
	Other	Stock Purchase Contracts (4)		(1)	(1)	(1)	(3)	(3)
	Other	Rights (4)		(1)	(1)	(1)	(3)	(3)
	Other	Warrants (4)(6)		(1)	(1)	(1)	(3)	(3)
	Equity	Units (4)(7)		(1)	(1)	(1)	(3)	(3)

Fees Previously Paid	N/A	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may periodically be offered at indeterminate prices.
(2)

The securities registered hereby include 9,777,489 shares of our common stock that were previously registered pursuant to our registration statement on Form S-3 (Registration No. 333-240297) by means of a prospectus supplement dated August 4, 2020 (the “Prior Registration Statement”) but that have not been sold (the “Unsold Securities”). The Unsold Securities consist of 9,777,489 shares of our common stock previously registered for sale pursuant to our at-the-market (“ATM”) program. Filing fees totaling $75,885, after accounting for a fee offset of $3,390, were previously paid in connection with the Prior Registration Statement, which filing fees will continue to be applied to such Unsold Securities pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”). In that regard, $44,292.03 of such filing fees will continue to be applied to the aforesaid 9,777,489 shares of our common stock to be offered pursuant to our ATM program.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.
(4)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(5)	An indeterminate number of shares of common stock may be issued from time to time upon exercise, conversion or exchange of other securities.
(6)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or preferred stock represented by depositary shares.
(7)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from each other.